  Exhibit 4.1

EQUITY GRANT AGREEMENT

This Equity Grant Agreement (this “Agreement”) is made effective as of the 7 day of April, 2021 (the “Effective Date”), by and between Celcuity Inc., a Delaware corporation (the “Company”), and Pfizer Inc., a Delaware corporation (the “Investor”).

WHEREAS, the Company and the Investor are entering into a License Agreement dated the Effective Date (the “License Agreement”) under which the Company is licensing certain technology from the Investor;

WHEREAS, the Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act; and

WHEREAS, the License Agreement provides that, among other things, the Company will issue to the Investor shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company upon the terms and conditions stated in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Issuance of Shares.

1.1. Shares;Number of Shares. In consideration of the licenses and rights granted to the Company under the License Agreement, and subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of the Investor set forth herein, the Company hereby agrees to issue to the Investor, and the Investor hereby agrees to acquire from the Company, such number of shares of the Company’s Common Stock (the “Shares”) equivalent in monetary value on an aggregate basis to five million U.S. dollars ($5,000,000.00), where the number of shares of Company’s Common Stock issued to Investor shall be calculated by dividing five million U.S. dollars ($5,000,000.00) by the closing price of a share of the Company’s Common Stock on the NASDAQ Capital Market on the Effective Date, rounded to the nearest whole share.

1.2. Closing; Delivery of Shares. The issuance of the Shares shall take place on the Effective Date, remotely via the exchange of documents and signatures, or at such other time, date and place as the Company and the Investor mutually agree upon in writing (which time and place are designated as the “Closing”). On or before the Closing, the Company will cause the transfer agent for the Common Stock (the “Transfer Agent”) to issue the Shares to the Investor and to hold the Shares in book-entry form for the account of the Investor. The book entry for the Shares will be subject to a stop transfer order reflecting such the transfer restrictions referred to in Sections 4.5 and 4.6 of this Agreement. At the Closing, the Company will deliver to Investor a copy of Company’s irrevocable instructions to its Transfer Agent for the Common Stock instructing such Transfer Agent to register the issuance of the Shares to the Investor via book-entry.

2. Conditions to Closing.

2.1. Conditions to the Investor’s Obligations. The obligation of the Investor to acquire the Shares at the Closing is subject to the fulfillment to the reasonable satisfaction of the Investor on or prior to the Closing of each of the following conditions, any of which may be waived by the Investor:

(a) Each of the representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects or, if subject to materiality or Material Adverse Effect (as defined in Section 3.1), shall be true and correct in all respects, at and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects or, if subject to materiality or Material Adverse Effect, shall be true and correct in all respects as of such date), as though such representation or warranty were made as of such date.

(b) The Company shall have performed in all material respects all obligations and covenants herein or in the License Agreement required to be performed by it on or prior to the Closing.

(c) The Company shall have delivered or caused to be delivered an irrevocable instruction letter to the Company’s Transfer Agent instructing the Transfer Agent to issue the Shares to the Investor in book-entry form for the account of the Investor.

(d) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the License Agreement.

(e) No stop order or suspension of trading shall have been imposed by the Commission or any other governmental or regulatory body with respect to public trading in the Common Stock.

(f) Since the Effective Date, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect.

2.2. Conditions to the Company’s Obligations. The Company’s obligation to issue the Shares at the Closing is subject to the fulfillment to the reasonable satisfaction of the Company on or prior to the Closing of each of the following conditions, any of which may be waived by the Company:

(a) Each of the representations and warranties of the Investor contained in Section 4 shall be true and correct in all material respects at and as of the Closing, as though such representation or warranty were made as of such date.

(b) The License Agreement shall not have been terminated.

(c) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the License Agreement.

(d) No stop order or suspension of trading shall have been imposed by the Commission or any other governmental or regulatory body with respect to public trading in the Common Stock.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

3.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted or proposed to be conducted and to own or lease the properties and assets it now owns or holds under lease. The Company and its Subsidiaries are duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would, individually or in the aggregate, have a material adverse effect upon the general affairs, business, management, properties, operations, condition (financial or otherwise) or results of operations of the Company or any of its Subsidiaries, taken as a whole (“Material Adverse Effect”). The Company has disclosed all of its subsidiaries required to be disclosed in an exhibit to its applicable SEC Reports (the “Subsidiaries”). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid and, if applicable in the relevant jurisdiction, non-assessable, and free of preemptive and similar rights to subscribe for or purchase securities.

3.2. Capitalization;Valid Issuance of Shares. The authorized capital of the Company, as of the last business day immediately prior to the Effective Date, consists of: (i) 25,000,000 shares of Common Stock, of which (x) 12,287,896 shares were issued and outstanding, (y) 1,285,582 shares were reserved for future issuance pursuant to the Company’s stock-based compensation plans, including 854,622 shares issuable upon the exercise of stock options outstanding as of such date, and (z) 352,400 shares issuable were upon the exercise of stock warrants outstanding as of such date, and (ii) 2,500,000 shares of preferred stock, par value $0.001 per share, none of which were issued and outstanding as of such date. The capital stock of the Company, including the Common Stock and the Shares to be issued pursuant to this Agreement, conforms to the description thereof in the SEC Reports. All of the issued and outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing, and the holders thereof are not subject to personal liability by reason of being such holders. The Shares to be issued hereunder by the Company have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, will not be subject to preemptive rights or other similar rights of stockholders of the Company, and will be free and clear of all lien (except for restrictions on transfer imposed by applicable securities Laws or contained herein) and the holder thereof will not be subject to personal liability by reason of being such holder.

3.3. Authorization; No Conflicts; Authority. This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (b) result in any violation of the provisions of the Company’s charter or bylaws or (c) result in the violation of any law or statute or any judgment, order, rule, regulation or decree of any court or arbitrator or federal, state, local or foreign governmental agency or regulatory authority having jurisdiction over the Company or any of its properties or assets (each, a “Governmental Authority”), except in the case of clauses (a) and (c) above as would not result in a Material Adverse Effect. No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of this Agreement or for the consummation of the transactions contemplated hereby, including the issuance of the Shares by the Company, except such as may be required under the Securities Act, the Nasdaq Stock Market Rules or state securities or blue sky laws; and the Company has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the authorization and issuance of the Shares as contemplated by this Agreement.

3.4. Exchange Listing and Exchange Act Registration. The Common Stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and is included for listing on the Nasdaq Capital Market and the Company has not taken any action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Capital Market, and the Company has not received any notification that the Commission or the Nasdaq Capital Market is contemplating terminating such registration or listing. The Company agrees to notify Investor promptly upon the Company becoming an “ineligible issuer.” The Company has complied in all material respects with the applicable requirements of the Nasdaq Capital Market for maintenance of inclusion of the Common Stock thereon. No person or entity has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

3.5. SEC Reports. The Company has timely filed with the Commission all of the reports and other documents required to be filed by it under the Exchange Act and the Securities Act and any required amendments to any of the foregoing (the “SEC Reports”). The SEC Reports, when they were filed with the Commission, did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Reports and the Company has not been notified in writing that any of the SEC Reports is the subject of ongoing Commission review or outstanding investigation.

3.6. Financial Statements. As of its respective date, the financial statements, together with the related notes and schedules, of the Company included in the SEC Reports complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission and all other applicable rules and regulations with respect thereto. Such financial statements, together with the related notes and schedules, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as set forth in the SEC Reports or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the SEC Reports, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto.

3.7. Certain Registration Matters. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and issuance of the Securities by the Company to the Investor under this Agreement and the License Agreement.

3.8. Private Placement. Subject to the accuracy of the representations made by Investor in Section 4, the offer and issuance of the Shares to Investor as contemplated hereby is exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws. Except as otherwise disclosed by Company to Investor in writing, Company has not engaged any brokers, finders or agents, nor incurred, nor will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

3.9. Litigation. Other than as set forth in the SEC Reports filed prior to the Effective Date, there is no action, suit, prosecution, investigation, litigation, arbitration, hearing, order, claim, complaint or other proceeding (“Action”) pending (of which the Company has received notice or otherwise has knowledge) or, to the Company’s knowledge, threatened, against the Company, any of its Subsidiaries or any of their respective properties or which the Company or any of its Subsidiaries intends to initiate, except where such Action would not (a) adversely affect or challenge the legality, validity or enforceability of this Agreement or the issuance of the Shares or (ii) reasonably be expected to have a Material Adverse Effect on the Company.

3.10. Permits; Compliance with Laws. The Company has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is and has been in compliance with all laws, statutes, rules, regulations, orders, judgments, injunctions and ordinances of any Governmental Authority (“Laws”) applicable to its business, properties and assets, and to the products and services sold by it, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made all material filings and obtained all such material approvals as may be required by the United States Food and Drug Administration (the “FDA”) or any committee thereof or from any other U.S. or drug or medical device regulatory agency, or health care facility Institutional Review Board (collectively, the “Regulatory Agencies”) to conduct the clinical trials and manufacturing activities related to such clinical trials currently being conducted by the Company, and the Company has operated and currently is in compliance in all material respects with all applicable rules, regulations and policies of the Regulatory Agencies, except where the failure to make such filings, obtain such approval or comply with such rules, regulations and policies could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any written notification of any pending or threatened Action from any Governmental Authority, including any Regulatory Agency, that could reasonably be expected to have a Material Adverse Effect on the Company.

3.11. Absence of Certain Changes. Since the date of the latest audited financial statements included within the SEC Reports, (a) the Company and each of its Subsidiaries has conducted its business operations in the ordinary course of business consistent with past practice, (b) there has not occurred any event, change, development, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, (c) the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, or (ii) sold, exchanged or otherwise disposed of any of its material assets or rights, and (d) the Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.

3.12. Anti-Corruption and Anti-Bribery Laws. Neither the Company and its Subsidiaries, nor, to the Company’s knowledge, any of their respective directors, officer, agents, employees or other authorized persons acting on behalf of the Company or its Subsidiaries is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Company has instituted and maintains policies and procedures to ensure compliance therewith.

3.13. Economic Sanctions. Neither the Company and its Subsidiaries, nor, to Company’s knowledge, any of their respective directors, officers, agents, employees or other authorized person acting on behalf of the Company: (a) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”) or (b) has, within the last five (5) years, done the Company’s business in a country or territory that was, or whose government was, at such time the subject of Sanctions that broadly prohibit dealings with that country or territory. Within the past five (5) years, to the knowledge of the Company, it has neither been the subject of any governmental investigation or inquiry regarding compliance with Sanctions nor has it been assessed any fine or penalty in regard to compliance with Sanctions.

3.14. Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

3.15. Accountants. The Company’s registered public accounting firm is Boulay PLLP. To the Company’s knowledge, Boulay PLLP are independent public accountants with respect to the Company within the meaning of the Securities Act and Exchange Act and the applicable published rules and regulations thereunder.

3.16. Incorporation of Other Representations and Warranties. The representations and warranties of the Company contained in the License Agreement are incorporated herein by reference and made a part of this Agreement as if fully set forth herein.

4. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

4.1. Authorization. This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

4.2. Purchase Entirely for Own Account. The Investor is acquiring the Shares for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

4.3. Disclosure of Information. The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities.The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Investor to rely thereon.

4.4. Accredited Investor. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.5. Restricted Securities. The Investor understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Shares indefinitely unless they are registered under the Securities Act and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

4.6. Legends. The Investor understands that the Shares may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

5. Resale of Shares.

5.1. Reports Under Exchange Act. With a view to making available to the Investor the benefits of Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time (“Rule 144”), and any other rule or regulation of the Commission that may at any time permit the Investor to sell securities of the Company to the public without registration, the Company shall:

(a) make and keep available adequate current public information, as such term is understood and defined in Rule 144, at all times after the Effective Date;

(b) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to the Investor, so long as the Investor owns any Shares, upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents filed by the Company with the Commission; and (iii) such other information as may be reasonably requested in availing the Investor of any rule or regulation of the Commission that permits the selling of any such securities without registration.

5.2. Removal of Legends. In connection with any sale or disposition of the Shares by Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the purchaser acquires freely tradable shares and upon compliance by Investor with the requirements of this Agreement, the Company shall cause the Transfer Agent to issue replacement certificates representing the Shares sold or disposed of without restrictive legends or record the Shares sold or disposed of in book-entry form without such restrictions. Upon the Shares becoming freely tradable by Investor as a non-affiliate pursuant to Rule 144, the Company shall deliver to the Transfer Agent irrevocable instructions to remove restrictive legends or stop-transfer orders with respect to the Shares.

6. Miscellaneous.

6.1. Entire Agreement; Amendments; Waivers. This Agreement, together with the License Agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other prior or contemporaneous written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled. This Agreement may not be amended, modified or waived except by an instrument in writing signed by each of the parties hereto.

6.2. Successors and Assigns. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the non-assigning party;provided, however, that Investor may assign this Agreement without the Company’s consent to an affiliate of the Investor. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3. Further Assurances; Survival. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained. The provisions of this Agreement will survive termination.

6.4. Notices. Except as otherwise provided herein, all communications hereunder shall be in writing and, if to the Investor, shall be mailed via overnight delivery service or hand delivered to Pfizer Inc., 235 East 42nd Street, New York, NY 10017, Attention: Senior Vice President, Worldwide Business Development (with a copy to Pfizer Inc., 235 East 42nd Street, New York, NY 10017, Attention: Andrew J. Muratore);if to the Company, shall be mailed via overnight delivery service or hand delivered to Celcuity Inc., 16305 36th Avenue North, Suite 100, Minneapolis, MN 55446, Attention: Brian F. Sullivan, with a copy (which shall not constitute notice) to Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402, Attention: Eric O. Madson;or in each case to such other address as the person to be notified may have requested in writing. Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

6.5. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

6.6. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7. Counterparts. This Agreement may be executed and delivered by facsimile, by electronic mail attaching a portable document file (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com). This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

6.8. Severability. If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

6.9. No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against a party.

6.10. Expenses. The Company and Investor are each liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the transfer agent) that may be payable with respect to the delivery of the Shares to Investor.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Equity Grant Agreement as of the Effective Date.

THE COMPANY:	CELCUITY INC.

	By:	/s/ Brian F. Sullivan
	Name:	Brian F. Sullivan
	Title:	Chief Executive Officer

INVESTOR:	PFIZER INC.

	By:	/s/ Jeff Settleman
	Name:	Jeff Settleman
	Title:	Senior Vice President & Chief Scientific Officr, Pfizer Oncology R&d